Citizens National Bank Of Texas

Your Bank Since 1868

June 9, 2020

HVE, Inc.
100 Executive Ct. Suite 3
Waxahachie, Texas 75165

To Whom It May Concern:

Please be advised that HVE, Inc. currently has a line of credit with Citizens National Bank of Texas in the amount of $500,000. The current maturity date of this line of credit is June 19, 2020. Until providing further financial stability, upon maturity the revolving line of credit will be bumped internally to a maturity to of September 19, 2020 to allow time for a complete pay off.

Please feel free to contact me if you have any questions in regard to this letter by e-mail at aj.woodall@cnbwax.com or directly at 972-351-5192.

Thanks,

Aaron J. Woodall

A.J. Woodall
Vice President
Citizens National Bank of Texas.